Exhibit 99.2

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Sonic Financial Corporation Submits Non-Binding Proposal to Acquire Speedway Motorsports, Inc.

CONCORD, NC (April 24, 2019) – Speedway Motorsports, Inc. (“SMI” or the “Company”) (NYSE: TRK) announced that on April 23, 2019, its Board of Directors (the “Board”) received a non-binding proposal from Sonic Financial Corporation (a company owned and controlled by O. Bruton Smith and his family) (“Sonic Financial”), to acquire all of the outstanding shares of common stock of the Company, other than the shares held by Sonic Financial, O. Bruton Smith, his family and entities controlled by Mr. Smith and his family (collectively, the “Smith Group”), for cash consideration of $18.00 per share. A copy of Sonic Financial’s non-binding proposal letter is attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission today.

The proposal letter indicates that the proposal by Sonic Financial is expressly subject to (i) a non-waivable condition requiring the approval of the holders of a majority of the shares of common stock that are not owned by the Smith Group and (ii) the approval of any transaction by a special committee consisting of independent and disinterested directors. Unless and until the transactions contemplated thereby have been consummated, SMI will continue to operate in the same manner as it operated prior to the receipt of the proposal letter.

The Board has formed a special committee (the “Special Committee”) comprised of Mr. Mark M. Gambill, Mr. James P. Holden and Mr. Tom E. Smith, each of whom is an independent director of the Company, to act on behalf of the Company to consider the proposal by Sonic Financial. Mr. Tom E. Smith is not related to Messrs. O. Bruton Smith, Marcus G. Smith (Chief Executive Officer and director of SMI) or B. Scott Smith (director of SMI and co-founder of Sonic Automotive, Inc.). Mr. Holden, the Company’s lead independent director, has been appointed as Chairman of the Special Committee. The Special Committee will be advised by independent legal and financial advisors.

Nothing in this communication shall constitute a solicitation to buy or an offer to sell shares of SMI’s common stock. The Company cautions stockholders and others considering trading in its securities that the Board has only received the non-binding proposal letter from Sonic Financial and no decisions have been made by the Special Committee with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including statements relating to the proposed acquisition of SMI by Sonic Financial and the expected benefits of the acquisition and other matters that are not historical facts. There are many factors that affect future events and trends of our business including, but not limited to, the ability of the parties to successfully negotiate a proposed acquisition on the terms proposed or at all. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such statements. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

About Speedway Motorsports, Inc.

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

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